Exhibit 99.1

For Immediate News Release

January 29, 2014

AVALONBAY COMMUNITIES, INC. ANNOUNCES

2013 OPERATING RESULTS, 8.4% DIVIDEND INCREASE

AND INITIAL 2014 FINANCIAL OUTLOOK

(Arlington, VA)  AvalonBay Communities, Inc. (NYSE: AVB) (the “Company”) reported today Net Income Attributable to Common Stockholders for the quarter ended December 31, 2013 of $252,212,000. This resulted in Earnings per Share – diluted (“EPS”) of $1.95 for the quarter ended December 31, 2013, compared to EPS of $1.19 for the comparable period of 2012, an increase of 63.9%. For the year ended December 31, 2013, EPS was $2.78 compared to $4.32 for the comparable period of 2012, a decrease of 35.6%.

The increase in EPS for the quarter ended December 31, 2013 over the prior year period is due primarily to an increase in real estate sales and related gains as well as an increase in Net Operating Income (“NOI”) from newly developed and acquired communities, partially offset by increased depreciation and interest expense.

The decrease in EPS for the year ended December 31, 2013 from the prior year is due primarily to non-recurring charges, including amounts related to the Archstone acquisition, as described in the Company’s first quarter 2013 earnings release dated April 30, 2013.  For the year ended December 31, 2013, EPS and FFO per share, include a charge of $0.63 per share for expensed transaction and joint venture costs from the Archstone acquisition. In addition, EPS for the year ended December 31, 2013, includes $1.45 per share for the depreciation of in-place leases acquired as part of the Archstone acquisition, which were being recognized over a six month period following the transaction. These amounts were partially offset by an increase in NOI from operating communities, as well as increases in real estate sales and related gains.

Funds from Operations attributable to common stockholders - diluted (“FFO”) per share for the quarter ended December 31, 2013 increased 18.9% to $1.51 from $1.27 for the comparable period of 2012.  FFO per share for the year ended December 31, 2013 decreased 5.1% to $5.05 from $5.32 for the prior year. Adjusting for non-routine items in this release, FFO per share would have increased over the prior year periods by 17.4% to $1.62 and 14.7% to $6.23 for the three months and year ended December 31, 2013, respectively.

The following table compares the Company’s actual results for the quarter and year ended December 31, 2013 to the outlook provided in its third quarter 2013 earnings release in October 2013.

	Per Share
	Q4 13	2013

Projected FFO per share - October 2013 outlook (1)	$ 1.57	$ 5.12
Debt prepayment charges	(0.11)	(0.12)
Favorable Archstone acquisition costs	0.04	0.04
Overhead and other	0.01	0.01
FFO per share reported results	$ 1.51	$ 5.05

(1) Represents the mid-point of the Company’s October 2013 outlook.

The following table compares the Company’s actual FFO per share, as adjusted for non-routine items, for the year ended December 31, 2013 to the FFO per share, as adjusted for non-routine items, reforecast provided in its third quarter 2013 earnings call on October 24, 2013.

Per Share 2013

FFO per share, as adjusted for non-routine items - October	$ 6.25
2013 reforecast
Community revenue	0.01
Community expenses	(0.01)
Interest, joint venture activities and other	(0.02)
FFO per share, as adjusted for non-routine items	$ 6.23

Commenting on the Company’s results, Tim Naughton, Chairman and CEO, said, “Strong growth in quarterly and full year adjusted FFO was driven by our existing portfolio as well as leasing and stabilization of newly developed communities.  Projected FFO growth in 2014 supports the 8.4% dividend increase announced this evening, driven by healthy portfolio NOI growth, completion of over $1 billion of development and full year benefit of our investment in Archstone.”

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Operating Results for the Quarter Ended December 31, 2013 Compared to the Prior Year Period

For the Company, including discontinued operations, total revenue increased by $124,231,000, or 45.0%, to $400,002,000.  This increase is primarily attributed to the Archstone acquisition in the first quarter of 2013, new developments, as well as growth in Established Community revenue noted below.  For Established Communities, average rental rates increased by 3.8%, and were partially offset by a decrease in Economic Occupancy of 0.3%, resulting in an increase in rental revenue of 3.5%. Total revenue for Established Communities increased $7,167,000 to $210,882,000. Operating expenses for Established Communities increased $3,095,000, or 5.0%, to $65,108,000. Accordingly, NOI for Established Communities increased by 2.9%, or $4,072,000, to $145,774,000.

The following table reflects the percentage changes in rental revenue, operating expenses and NOI for Established Communities for the fourth quarter of 2013 compared to the fourth quarter of 2012:

Q4 2013 Compared to Q4 2012
	Rental Revenue
	Avg Rent	Ec			% of
	Rates	Occ	Opex	NOI	NOI (1)

New England	3.7%	(0.8%)	5.2%	1.7%	20.1%
Metro NY/NJ	3.5%	(0.2%)	2.6%	3.7%	30.0%
Mid-Atlantic	0.2%	(0.2%)	7.8%	(2.9%)	12.1%
Pacific NW	5.5%	(0.5%)	17.6%	(0.5%)	5.3%
No. California	7.0%	0.2%	6.1%	7.6%	18.4%
So. California	3.5%	(0.5%)	1.7%	3.6%	14.1%
Total	3.8%	(0.3%)	5.0%	2.9%	100.0%

(1)         Total represents each region’s % of total NOI from the Company, including discontinued operations.

Operating Results for the Year Ended December 31, 2013 Compared to the Prior Year Period

For the Company, including discontinued operations, total revenue increased by $441,762,000, or 41.5%, to $1,505,795,000.  This increase is primarily attributed to the Archstone acquisition in the first quarter of 2013, new developments, as well as growth in Established Community revenue noted below.  For Established Communities, average rental rates increased by 4.2%, coupled with an increase in Economic Occupancy of 0.1%, resulting in an increase in rental revenue of 4.3%. Total revenue for Established Communities increased $34,802,000 to $834,391,000. Operating expenses for Established Communities increased $8,656,000, or 3.5%, to $255,452,000. Accordingly, NOI for Established Communities increased by 4.7%, or $26,146,000, to $578,939,000.

The following table reflects the percentage changes in rental revenue, operating expenses and NOI for Established Communities for the year ended December 31, 2013 as compared to the year ended December 31, 2012:

Full Year 2013 Compared to Full Year 2012
	Rental Revenue
	Avg Rent	Ec			% of
	Rates	Occ	Opex	NOI	NOI (1)

New England	3.1%	0.1%	5.7%	1.8%	19.9%
Metro NY/NJ	4.3%	0.0%	4.3%	4.4%	29.9%
Mid-Atlantic	0.9%	(0.1%)	2.6%	0.1%	12.4%
Pacific NW	7.5%	(0.3%)	11.2%	5.3%	5.4%
No. California	7.8%	0.3%	(1.6%)	11.7%	18.4%
So. California	3.7%	0.2%	1.3%	5.1%	14.0%
Total	4.2%	0.1%	3.5%	4.7%	100.0%

(1)         Total represents each region’s % of total NOI from the Company, including discontinued operations.

Development Activity

During the three months ended December 31, 2013, the Company engaged in the following development activity.

The Company completed the development of four communities: Avalon Somerset, located in Somerset, NJ; Avalon Natick, located in Natick, MA; Avalon East Norwalk, located in Norwalk, CT; and Eaves West Valley II, located in San Jose, CA. These four communities contain an aggregate of 1,115 apartment homes and were constructed for an aggregate Total Capital Cost of $222,300,000.

The Company started the construction of four communities:  Avalon Baker Ranch, located in Lake Forest, CA; Avalon Vista, located in Vista, CA; Avalon Bloomfield Station, located in Bloomfield, NJ; and Avalon Glendora, located in Glendora, CA.  These communities will contain 1,131 apartment homes when completed and will be developed for an estimated Total Capital Cost of $319,700,000.

The Company also acquired land parcels related to the development of five apartment communities during the quarter ended December 31, 2013 for an aggregate purchase price of $77,875,000. The Company has started or anticipates starting construction of new apartment communities on these land parcels during the next 12 months.

The Company added five development rights. If developed as expected, these development rights will contain 1,153 apartment homes and will be developed for an estimated Total Capital Cost of $311,000,000.

During 2013 the Company:

•                  completed the development of 12 communities containing an aggregate of 2,871 apartment homes, for a Total Capital Cost of $630,000,000;

•                  commenced the development of 13 communities which are expected to contain 3,792 apartment homes and be completed for a Total Capital Cost of $1,323,000,000, one of which is being constructed on behalf of a joint venture in which the Company has an interest; and

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•                added or acquired 26 development rights, which if developed as expected will contain 7,711 apartment homes and be completed for a Total Capital Cost of $2,263,000,000.

Redevelopment Activity

During the three months ended December 31, 2013, the Company completed the redevelopment of one Avalon and one Eaves community, which contain an aggregate of 586 apartment homes and were redeveloped for an aggregate Total Capital Cost of $21,100,000, excluding costs incurred prior to the redevelopment.

During 2013 the Company:

•               completed the redevelopment of six communities containing an aggregate of 1,997 apartment homes, for a Total Capital Cost of $52,700,000, excluding costs incurred prior to redevelopment; and

•                commenced the redevelopment of four communities containing an aggregate of 887 apartment homes, for a projected Total Capital Cost of $44,000,000, excluding costs incurred prior to redevelopment.

Acquisition Activity

During the three months ended December 31, 2013, the Company acquired Arboretum at Burlington, located in Burlington, MA. Arboretum at Burlington contains 312 apartment homes and was acquired for a purchase price of $79,850,000.

Disposition Activity

During the three months ended December 31, 2013, the Company engaged in the following disposition activity.

The Company sold four wholly-owned communities, including two communities acquired as part of the Archstone acquisition. The communities sold are Avalon on the Sound East, located in New Rochelle, NY; Avalon Rosewalk, located in San Jose, CA; Archstone Vanoni Ranch, located in Ventura, CA; and Archstone Wheaton Station, located in Wheaton, MD. The communities were sold for an aggregate sales price of $495,000,000, and a weighted average Initial Year Market Cap Rate of 4.8%, resulting in a gain in accordance with GAAP of $160,058,000. The two AvalonBay communities yielded an unleveraged IRR of 12.6% over a 14.6 year weighted average holding period.

AvalonBay Value Added Fund, L.P. (“Fund I”), a private discretionary real estate investment vehicle in which the Company holds an equity interest of approximately 15%, sold four communities containing 895 apartment homes for an aggregate sales price of $174,350,000. The Company’s share of the total gain in accordance with GAAP was $2,941,000.

During 2013 the Company sold eight wholly-owned communities, including four communities acquired as part of the Archstone acquisition.  The communities, containing 3,299 apartment homes, were sold for an aggregate sales price of $932,800,000, and a weighted average Initial Year Market Cap Rate of 4.9%, resulting in a gain in accordance with GAAP of $278,231,000. The four Avalonbay communities yielded an unleveraged IRR of 12.8% over a 13.4 year weighted average holding period.

Liquidity and Capital Markets

At December 31, 2013, the Company did not have any borrowings outstanding under its $1,300,000,000 unsecured credit facility, and had $380,022,000 in unrestricted cash and cash in escrow.

New Financing Activity

In mid-December 2013, the Company issued $350,000,000 principal amount of unsecured notes in a public offering under its existing shelf registration statement. The notes mature in December 2023 and were issued at a 4.20% interest rate. The notes have an effective interest rate of 4.30% including the effect of offering costs.

In late December 2013, the Company used a portion of the proceeds from the December 2013 unsecured notes offering to repay three fixed rate secured mortgage notes in the amount of $302,039,000, having a weighted average contractual interest rate of 5.47%, in advance of their respective maturity dates in 2015.  As part of the early retirement of these secured notes, the Company incurred a charge for prepayment penalties and the write-off of associated deferred financing costs of $14,921,000.

First Quarter 2014 Dividend Declaration

The Company’s Board of Directors declared a dividend for the first quarter of 2014 of $1.16 per share on the Company’s common stock (par value of $0.01 per share). The declared dividend is an 8.4% increase over the Company’s prior quarterly dividend of $1.07 per share. The dividend is payable on April 15, 2014 to common stockholders of record as of March 31, 2014.

In declaring the increased dividend, the Board of Directors evaluated the Company’s past performance and future prospects for earnings growth. Additional factors considered in determining the increase included current common dividend distributions, the relationship of the current common dividend distribution to the Company’s FFO, the relationship of dividend distributions to taxable income, distribution requirements under rules governing real estate investment trusts, and expected growth in taxable income.

Lehman Common Stock Holding Update

At the closing of the Archstone acquisition on February 27, 2013, AvalonBay and Equity Residential (“EQR”) delivered to an affiliate of Lehman Brothers Holdings, Inc. (“Lehman”) shares of common stock of AvalonBay valued at $1.88 billion and shares of common stock of EQR valued at $1.93 billion, respectively. Lehman has reported publicly in a bankruptcy court filing that, “[a]s of January 24, 2014, the combined aggregate market value of [Lehman’s] remaining holdings in EQR and AVB were approximately $582 million.”

2014 Financial Outlook

The following presents the Company’s financial outlook for 2014, the details of which are summarized in this release.

In setting operating expectations for 2014, management considered third party macroeconomic forecasts that project continued economic growth.

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Projected EPS is expected to be within a range of $4.31 to $4.61 for the full year 2014.  The Company expects 2014 Projected FFO per share to be in the range of $6.60 to $6.90.

For the first quarter of 2014, the Company expects projected earnings per share, diluted within a range of $0.97 to $1.01. The Company expects Projected FFO per share in the first quarter of 2014 within a range of $1.60 to $1.64.

The Company’s 2014 financial outlook is based on a number of assumptions and estimates, some of which are provided in this release. The primary macroeconomic assumptions considered by the Company include the job growth and personal income growth that the Company expects for 2014, both for the U.S. as a whole and for the Company’s markets.  In the Company’s markets for 2014, the Company expects job growth and total personal income growth of 1.6% and 5.4%, respectively.

The following provides additional information on the Company’s primary estimates and assumptions for 2014:

Property Operations

The Company anticipates updating the composition of its Established Communities portfolio as of both January 1, 2014 and April 1, 2014. The expected April 1, 2014 update is primarily to incorporate the stabilized assets acquired in February 2013 as part of the Archstone acquisition.

The following are the Company’s expectations for full year 2014 growth in its Established Community portfolio that will be effective January 1, 2014.

•                The Company expects an increase in Established Communities’ rental revenue of 3.0% to 4.25%.

•                The Company expects an increase in Established Communities’ operating expenses of 2.0% to 3.0%.

•                The Company expects an increase in Established Communities’ NOI of 3.0% to 5.0%.

The Company expects the portfolio of Established Communities Effective April 1, 2014, which is expected to include communities acquired in the Archstone acquisition, to exhibit similar period over period growth, for the period from April 1, 2014 to December 31, 2014, to the ranges provided above.

Development and Redevelopment

•                The Company anticipates starting new developments in 2014 representing approximately $1,400,000,000 of Total Capital Cost.

•                The Company expects to complete the development of 16 communities with a Total Capital Cost of approximately $1,100,000,000 in 2014.

•                The Company expects to disburse approximately $1,400,000,000 in 2014 related to its development activity, including the cost of acquiring land for future development.

•                The Company expects to complete and deliver approximately 5,100 apartment homes in 2014, and expects to occupy 4,700 apartment homes during the year.

•                The Company expects to start the redevelopment of 13 communities with an expected Total Capital Cost of approximately $126,700,000, and to invest approximately $100,000,000 in its redevelopment communities in 2014. Amounts exclude costs incurred prior to redevelopment.

Capital Markets & Transaction Activity

The Company’s investment activity during 2014 could require up to $1,500,000,000 of external funding.  The Company expects to meet this funding need through a combination of one or more of the following sources: asset sales, new unsecured debt and common or preferred stock issuances.  The Company’s funding plan is not dependent on any single source of capital and the ultimate funding sources used will depend on real estate, interest rate and capital market conditions at the time that capital is sourced.

First Quarter Conference Schedule

Management is scheduled to present at Citi’s Global Property CEO Conference from March 2 - 5, 2014.  Management may discuss the Company’s current operating environment; operating trends; development, redevelopment, disposition and acquisition activity; financial outlook; portfolio strategy and other business and financial matters affecting the Company.  Details on how to access a webcast of the Company’s presentation will be available in advance of the conference event on the Company’s website at http://www.avalonbay.com/events.

Other Matters

The Company will hold a conference call January 30, 2014 at 1:00 PM ET to review and answer questions about this release, its fourth quarter and full year 2013 results, its projections for 2014, the Attachments (described below) and related matters. To participate on the call, dial 888-437-9318 domestically and 719-325-2157 internationally and use conference id: 3009309.

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To hear a replay of the call, which will be available from January 30, 2014 at 6:00 PM ET to February 6, 2014 at 6:00 PM ET, dial 888-203-1112 domestically and 719-457-0820 internationally, and use conference id: 3009309.

A webcast of the conference call will also be available at http://www.avalonbay.com/earnings, and an on-line playback of the webcast will be available for at least 30 days following the call.

The Company produces Earnings Release Attachments (the “Attachments”) that provide detailed information regarding operating, development, redevelopment, disposition and acquisition activity, and financial outlook assumptions. These Attachments are considered a part of this earnings release and are available in full with this earnings release via the Company’s website at http://www.avalonbay.com/earnings.

Quarterly Earnings Call Format Update

The Company has modified its quarterly earnings call materials and conference call format.  In addition to the Attachments, the Company will provide a management letter and presentation that will be available on the Company’s website at http://www.avalonbay.com/earnings prior to the conference call scheduled for 1:00 PM ET on Thursday, January 30, 2014.  The management letter will include information and commentary that has been historically provided by management on the Company’s conference call.  Management will discuss the presentation on the conference call. To receive future press releases via e-mail, please submit a request through http://www.avalonbay.com/email.

About AvalonBay Communities, Inc.

As of December 31, 2013, the Company owned or held a direct or indirect ownership interest in 273 apartment communities containing 81,522 apartment homes in twelve states and the District of Columbia, of which 29 communities were under construction and three communities were under reconstruction. The Company is an equity REIT in the business of developing, redeveloping, acquiring and managing apartment communities in high barrier-to-entry markets of the United States.  More information may be found on the Company’s website at http://www.avalonbay.com. For additional information, please contact Jason Reilley, Director of Investor Relations at 703-317-4681.

Forward-Looking Statements

This release, including its Attachments, contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These forward-looking statements, which you can identify by the Company’s use of words such as “expects,” “plans,”

“estimates,” “anticipates,” “projects,” “intends,”  “believes,” “outlook” and similar expressions that do not relate to historical matters, are based on the Company’s expectations, forecasts and assumptions at the time of this release, which may not be realized and involve risks and uncertainties that cannot be predicted accurately or that might not be anticipated. These could cause actual results to differ materially from those expressed or implied by the forward-looking statements. Risks and uncertainties that might cause such differences include the following, among others: we may abandon development or redevelopment opportunities for which we have already incurred costs; adverse capital and credit market conditions may affect our access to various sources of capital and/or cost of capital, which may affect our business activities, earnings and common stock price, among other things; changes in local employment conditions, demand for apartment homes, supply of competitive housing products, and other economic conditions may result in lower than expected occupancy and/or rental rates and adversely affect the profitability of our communities; delays in completing development, redevelopment and/or lease-up may result in increased financing and  construction costs and may delay and/or reduce the profitability of a community; debt and/or equity  financing for development, redevelopment or acquisitions of communities may not be available  or may not be available on favorable terms; we may be unable to obtain, or experience delays in obtaining, necessary governmental permits and authorizations; expenses may result in communities that we develop or redevelop failing to achieve expected profitability; our assumptions concerning risks relating to our  lack of control of joint ventures and our abilities to successfully dispose of certain assets may not be realized; our assumptions and expectations in our financial outlook may prove to be too optimistic. Additional discussions of risks and uncertainties that could cause actual results to differ materially  from those expressed or implied by the forward-looking statements appear in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 under the heading “Risk Factors” and under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Forward-Looking Statements” and in subsequent quarterly reports on Form 10-Q. The Company does not undertake a duty to update forward-looking statements, including its expected 2014 operating results and other financial data forecasts contained in this release. The Company may, in its discretion, provide information in future public announcements regarding its outlook that may be of interest to the investment community.  The format and extent of future outlooks may be different from the format and extent of the information contained in this release.

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Definitions and Reconciliations

Non-GAAP financial measures and other capitalized terms, as used in this earnings release, are defined and further explained on Attachment 17, “Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.” Attachment 17 is included in the full earnings release available at the Company’s website at http://www.avalonbay.com/earnings.  This wire distribution includes only definitions and reconciliations of the following non-GAAP financial measures:

FFO is determined based on a definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”).  FFO is calculated by the Company as Net income or loss attributable to common stockholders computed in accordance with GAAP, adjusted for gains or losses on sales of previously depreciated operating communities, extraordinary gains or losses (as defined by GAAP), cumulative effect of a change in accounting principle, impairment write-downs of depreciable real estate assets, write-downs of investments in affiliates which are driven by a decrease in the value of depreciable real estate assets held by the affiliate and depreciation of real estate assets, including adjustments for unconsolidated partnerships and joint ventures.  Management generally considers FFO to be an appropriate supplemental measure of operating performance because, by excluding gains or losses related to dispositions of previously depreciated operating communities and excluding real estate depreciation (which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates), FFO can help one compare the operating performance of a company’s real estate between periods or as compared to different companies.  A reconciliation of FFO to Net income attributable to common stockholders is as follows (dollars in thousands):

	Q4	Q4	Full Year	Full Year

	2013	2012	2013	2012

Net income attributable to common stockholders	$252,212	$122,356	$353,141	$423,869
Depreciation - real estate assets, including discontinued operations and joint venture adjustments	106,123	66,036	582,325	265,627
Distributions to noncontrolling interests, including discontinued operations	8	7	32	28
Gain on sale of unconsolidated entities holding previously depreciated real estate assets	(2,941)	(6,501)	(14,453)	(7,972)
Gain on sale of previously depreciated real estate assets	(160,058)	(51,262)	(278,231)	(146,311)
Gain on acquisition of unconsolidated real estate entity	--	--	--	(14,194)

FFO attributable to common stockholders	$195,344	$130,636	$642,814	$521,047

Average shares outstanding - diluted	129,611,467	102,863,336	127,265,903	98,025,152

Earnings per share - diluted	$1.95	$1.19	$2.78	$4.32

FFO per common share - diluted	$1.51	$1.27	$5.05	$5.32

The Company’s results for the quarter and year ended December 31, 2013 and the comparable prior year periods include the non-routine items outlined in the following table:

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	Q4	Q4	Full Year	Full Year

	2013	2012	2013	2012

FFO per share, actual	$ 1.51	$ 1.27	$ 5.05	$ 5.32

Non-Routine Items
Loss on interest rate contract	-	-	0.40	-
Archstone acquisition and joint venture costs	(0.01)	0.09	0.63	0.09
Compensation plan update and severance charges	(0.01)	-	0.03	0.01
Land gains and joint venture activity	-	(0.02)	-	(0.06)
Debt prepayment penalty and deferred finance charge write-off	0.11	0.01	0.12	0.03
Asset reductions (1)	0.01	0.03	-	0.03
Legal settlement and other	0.01	-	-	0.01
FFO per share, as adjusted for non-routine items	$ 1.62	$ 1.38	$ 6.23	$ 5.43

(1) Amounts for 2013 include the write off of leasehold improvements. Amounts for 2012 include losses incurred related to Superstorm Sandy, and the write off of certain costs related to a commercial tenant.

Projected FFO, as provided within this release in the Company’s outlook, is calculated on a basis consistent with historical FFO, and is therefore considered to be an appropriate supplemental measure to projected Net Income from projected operating performance.  A reconciliation of the range provided for Projected FFO per share (diluted) for the first quarter and full year 2014 to the range provided for projected earnings (loss) per share (diluted) is as follows:

	Low	High
	Range	Range

Projected EPS (diluted) - Q1 2014	$0.97	$1.01
Projected depreciation (real estate related)	0.81	0.85
Projected gain on sale of operating communities	(0.18)	(0.22)

Projected FFO per share (diluted) - Q1 2014	$1.60	$1.64

Projected EPS (diluted) - Full Year 2014	$4.31	$4.61
Projected depreciation (real estate related)	3.31	3.61
Projected gain on sale of operating communities	(1.02)	(1.32)

Projected FFO per share (diluted) - Full Year 2014	$6.60	$6.90

NOI is defined by the Company as total property revenue less direct property operating expenses (including property taxes), and excludes corporate-level income (including management, development and other fees), corporate-level property management and other indirect operating expenses, investments and investment management expenses, expensed development and other pursuit costs, net interest expense, gain (loss) on extinguishment of debt, general and administrative expense, joint venture income (loss), depreciation expense, impairment loss on land holdings, gain on sale of real estate assets and income from discontinued operations. The Company considers NOI to be an appropriate supplemental measure to Net Income of operating performance of a community or communities because it helps both investors and management to understand the core operations of a community or communities prior to the allocation of corporate-level property management overhead or general and administrative costs.  This is more reflective of the operating performance of a community, and allows for an easier comparison of the operating performance of single assets or groups of assets.  In addition, because prospective buyers of real estate have different overhead structures, with varying marginal impact to overhead by acquiring real estate, NOI is considered by

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many in the real estate industry to be a useful measure for determining the value of a real estate asset or groups of assets.

A reconciliation of NOI (from continuing operations) to Net Income, as well as a breakdown of NOI by operating segment, is as follows (dollars in thousands):

	Q4	Q4	Q3	Q2	Q1	Full Year	Full Year

	2013	2012	2013	2013	2013	2013	2012

Net income	$ 252,090	$ 122,384	$ (10,885)	$ 36,097	$ 75,469	$ 352,771	$ 423,562
Indirect operating expenses, net of corporate income	10,881	7,862	10,780	10,852	9,041	41,554	31,911
Investments and investment management expense	836	1,545	1,043	1,096	1,015	3,990	6,071
Expensed acquisition, development and other pursuit costs	(991)	9,601	2,176	3,806	40,059	45,050	11,350
Interest expense, net	44,630	36,117	43,945	45,653	38,174	172,402	136,920
Loss on interest rate contract	–	–	53,484	(2,484)	–	51,000	–
Loss on extinguishment of debt, net	14,921	–	–	–	–	14,921	1,179
General and administrative expense	8,311	7,703	9,878	11,345	10,039	39,573	34,101
Joint venture (income) loss	(5,090)	(11,113)	(3,260)	940	18,564	11,154	(20,914)
Depreciation expense	104,806	62,482	159,873	189,977	105,559	560,215	243,680
Casualty and impairment loss	–	1,449	–	–	–	–	1,449
Gain on sale of real estate assets	(160,058)	(51,262)	–	(33,922)	(84,491)	(278,471)	(146,591)
Income from discontinued operations	(3,823)	(6,761)	(5,063)	(2,081)	(5,746)	(16,713)	(26,820)
Gain on acquisition of unconsolidated real estate entity	–	–	–	–	–	–	(14,194)

NOI from continuing operations	$ 266,513	$ 180,007	$ 261,971	$ 261,279	$ 207,683	$ 997,446	$ 681,704

Established:
New England	$ 29,277	$ 28,786	$ 28,568	$ 29,409	$ 27,712	$ 114,966	$ 112,879
Metro NY/NJ	43,697	42,150	43,327	43,449	42,439	172,912	165,638
Mid-Atlantic	17,682	18,218	17,652	18,330	18,187	71,851	71,787
Pacific NW	7,744	7,782	7,752	7,937	7,850	31,283	29,696
No. California	26,832	24,930	28,009	26,295	25,609	106,745	95,585
So. California	20,542	19,836	20,165	20,375	20,100	81,182	77,208

Total Established	145,774	141,702	145,473	145,795	141,897	578,939	552,793
Other Stabilized (excluding Archstone)	29,021	25,871	29,390	28,311	27,713	114,435	84,671
Other Stabilized - Archstone	66,512	–	65,654	68,838	23,720	224,724	–
Development/Redevelopment	25,206	12,434	21,454	18,335	14,353	79,348	44,240

NOI from continuing operations	$ 266,513	$ 180,007	$ 261,971	$ 261,279	$ 207,683	$ 997,446	$ 681,704

Copyright © 2014 AvalonBay Communities, Inc. All Rights Reserved

NOI as reported by the Company does not include the operating results from discontinued operations (i.e., assets sold during the period January 1, 2012 through December 31, 2013 or classified as held for sale at December 31, 2013).  A reconciliation of NOI from communities sold or classified as discontinued operations to Net Income for these communities is as follows (dollars in thousands):

	Q4	Q4	Full Year	Full Year
	2013	2012	2013	2012

Income from discontinued operations	$ 3,823	$ 6,761	$ 16,713	$ 26,820
Interest expense, net	--	--	--	133
Loss on extinguishment of debt	--	--	--	602
Depreciation expense	345	3,282	13,500	16,414

NOI from discontinued operations	$ 4,168	$ 10,043	$ 30,213	$ 43,969

NOI from assets sold	3,388	9,193	26,902	40,707
NOI from assets held for sale	780	850	3,311	3,262

NOI from discontinued operations	$ 4,168	$ 10,043	$ 30,213	$ 43,969

Projected NOI, as used within this release for certain development communities and in calculating the Initial Year Market Cap Rate for dispositions, represents management’s estimate, as of the date of this release (or as of the date of the buyer’s valuation in the case of dispositions), of projected stabilized rental revenue minus projected stabilized operating expenses.  For development communities, Projected NOI is calculated based on the first twelve months of stabilized operations, following the completion of construction.  In calculating the Initial Year Market Cap Rate, Projected NOI for dispositions is calculated for the first twelve months following the date of the buyer’s valuation.  Projected stabilized rental revenue represents management’s estimate of projected gross potential minus projected stabilized economic vacancy and adjusted for projected stabilized concessions plus projected stabilized other rental revenue.  Projected stabilized operating expenses do not include interest, income taxes (if any), depreciation or amortization, or any allocation of corporate-level property management overhead or general and administrative costs.  Projected gross potential for development communities and dispositions is based on leased rents for occupied homes and management’s best estimate of rental levels for homes which are currently unleased, as well as those homes which will become available for lease during the twelve month forward period used to develop Projected NOI.  The weighted average Projected NOI as a percentage of Total Capital Cost is weighted based on the Company’s share of the Total Capital Cost of each community, based on its percentage ownership.

Management believes that Projected NOI of the development communities, on an aggregated weighted average basis, assists investors in understanding management’s estimate of the likely impact on operations of the development communities when the assets are complete and achieve stabilized occupancy (before allocation of any corporate-level property management overhead, general and administrative costs or interest expense).  However, in this release the Company has not given a projection of NOI on a company-wide basis.  Given the different dates and fiscal years for which NOI is projected for these communities, the projected allocation of corporate-level property management overhead, general and administrative costs and interest expense to communities under development is complex, impractical to develop, and may not be meaningful.  Projected NOI of these communities is not a projection of the Company’s overall financial performance or cash flow.  There can be no assurance that the communities under development or redevelopment will achieve the Projected NOI as described in this release.

Rental Revenue with Concessions on a Cash Basis is considered by the Company to be a supplemental measure to rental revenue in conformity with GAAP to help investors evaluate the impact of both current and historical concessions on GAAP-based rental revenue and to more readily enable comparisons to revenue as reported by other companies. In addition, rental revenue (with concessions on a cash basis) allows an investor to understand the historical trend in cash concessions.

Copyright © 2014 AvalonBay Communities, Inc. All Rights Reserved

A reconciliation of rental revenue from Established Communities in conformity with GAAP to rental revenue (with concessions on a cash basis) is as follows (dollars in thousands):

	Q4	Q4	Full Year	Full Year

	2013	2012	2013	2012

Rental revenue (GAAP basis)	$ 210,788	$ 203,632	$ 834,014	$ 799,265
Concessions amortized	164	89	333	825
Concessions granted	(350)	(55)	(737)	(305)

Rental revenue (with concessions on a cash basis)	$ 210,602	$ 203,666	$ 833,610	$ 799,785

% change -- GAAP revenue		3.5%		4.3%

% change -- cash revenue		3.4%		4.2%

Economic Gain (Loss) is calculated by the Company as the gain (loss) on sale in accordance with GAAP, less accumulated depreciation through the date of sale and any other non-cash adjustments that may be required under GAAP accounting.  Management generally considers Economic Gain (Loss) to be an appropriate supplemental measure to gain (loss) on sale in accordance with GAAP because it helps investors to understand the relationship between the cash proceeds from a sale and the cash invested in the sold community.  The Economic Gain (Loss) for each of the communities presented is estimated based on their respective final settlement statements.  A reconciliation of Economic Gain (Loss) to gain on sale in accordance with GAAP for the quarter ended December 31, 2013 as well as prior years’ activities is presented in the full earnings release.

Interest Coverage is calculated by the Company as EBITDA from continuing operations, excluding land gains and gain on the sale of investments in real estate joint ventures, divided by the sum of interest expense, net, and preferred dividends.  Interest Coverage is presented by the Company because it provides rating agencies and investors an additional means of comparing our ability to service debt obligations to that of other companies.  EBITDA is defined by the Company as net income or loss attributable to the Company before interest income and expense, income taxes, depreciation and amortization.

A reconciliation of EBITDA and a calculation of Interest Coverage for the fourth quarter of 2013 are as follows (dollars in thousands):

Net income attributable to common stockholders	$ 252,212
Interest expense, net	44,630
Depreciation expense	104,806
Depreciation expense (discontinued operations)	345

EBITDA	$ 401,993

EBITDA from continuing operations	$ 237,767
EBITDA from discontinued operations	164,226

EBITDA	$ 401,993

EBITDA from continuing operations	$ 237,767

Interest expense, net	$ 44,630

Interest coverage	5.3

Copyright © 2014 AvalonBay Communities, Inc. All Rights Reserved

Total Capital Cost includes all capitalized costs projected to be or actually incurred to develop the respective development or redevelopment community, or development right, including land acquisition costs, construction costs, real estate taxes, capitalized interest and loan fees, permits, professional fees, allocated development overhead and other regulatory fees, all as determined in accordance with GAAP.  For redevelopment communities, Total Capital Cost excludes costs incurred prior to the start of redevelopment when indicated.  With respect to communities where development or redevelopment was completed in a prior or the current period, Total Capital Cost reflects the actual cost incurred, plus any contingency estimate made by management.  Total Capital Cost for communities identified as having joint venture ownership, either during construction or upon construction completion, represents the total projected joint venture contribution amount.  For joint ventures not in construction, Total Capital Cost is equal to gross real estate cost.

Initial Year Market Cap Rate is defined by the Company as Projected NOI of a single community for the first 12 months of operations (assuming no repositioning), less estimates for non-routine allowance of approximately $300 - $500 per apartment home, divided by the gross sales price for the community.  Projected NOI, as referred to above, represents management’s estimate of projected rental revenue minus projected operating expenses before interest, income taxes (if any), depreciation, amortization and extraordinary items.  For this purpose, management’s projection of operating expenses for the community includes a management fee of 2.5% - 3.5%.  The Initial Year Market Cap Rate, which may be determined in a different manner by others, is a measure frequently used in the real estate industry when determining the appropriate purchase price for a property or estimating the value for a property.  Buyers may assign different Initial Year Market Cap Rates to different communities when determining the appropriate value because they (i) may project different rates of change in operating expenses and capital expenditure estimates and (ii) may project different rates of change in future rental revenue due to different estimates for changes in rent and occupancy levels.  The weighted average Initial Year Market Cap Rate is weighted based on the gross sales price of each community.

Unleveraged IRR on sold communities refers to the internal rate of return calculated by the Company considering the timing and amounts of (i) total revenue during the period owned by the Company and (ii) the gross sales price net of selling costs, offset by (iii) the undepreciated capital cost of the communities at the time of sale and (iv) total direct operating expenses during the period owned by the Company.  Each of the items (i), (ii), (iii) and (iv) are calculated in accordance with GAAP.

The calculation of Unleveraged IRR does not include an adjustment for the Company’s general and administrative expense, interest expense, or corporate-level property management and other indirect operating expenses.  Therefore, Unleveraged IRR is not a substitute for Net Income as a measure of our performance.  Management believes that the Unleveraged IRR achieved during the period a community is owned by the Company is useful because it is one indication of the gross value created by the Company’s acquisition, development or redevelopment, management and sale of a community, before the impact of indirect expenses and Company overhead.  The Unleveraged IRR achieved on the communities as cited in this release should not be viewed as an indication of the gross value created with respect to other communities owned by the Company, and the Company does not represent that it will achieve similar Unleveraged IRRs upon the disposition of other communities.  The weighted average Unleveraged IRR for sold communities is weighted based on all cash flows over the holding period for each respective community, including net sales proceeds.

Unencumbered NOI as calculated by the Company represents NOI generated by real estate assets unencumbered by either outstanding secured debt or land leases (excluding land leases with purchase options that were put in place for governmental incentives or tax abatements) as a percentage of total NOI generated by real estate assets.  The Company believes that current and prospective unsecured creditors of the Company view Unencumbered NOI as one indication of the borrowing capacity of the Company.  Therefore, when reviewed together with the Company’s Interest Coverage, EBITDA and cash flow from operations, the Company believes that investors and creditors view Unencumbered NOI as a useful supplemental measure for determining the financial flexibility of an entity. A calculation of Unencumbered NOI for the full year ended December 31, 2013 is as follows (dollars in thousands):

Copyright © 2014 AvalonBay Communities, Inc. All Rights Reserved

NOI for Established Communities	$ 578,939
NOI for Other Stabilized Communities (excluding Archstone)	114,435
NOI for Other Stabilized - Archstone	224,724
NOI for Development/Redevelopment Communities	79,348
NOI for discontinued operations	30,213
Total NOI generated by real estate assets	1,027,659
NOI on encumbered assets	299,635

NOI on unencumbered assets	$ 728,024

Unencumbered NOI	71%

Established Communities are identified by the Company as communities where a comparison of operating results from the prior year to the current year is meaningful, as these communities were owned and had stabilized operations, as of the beginning of the prior year.  Therefore, for 2013, Established Communities are consolidated communities that have stabilized operations as of January 1, 2012 and are not conducting or planning to conduct substantial redevelopment activities within the current year.  Established Communities do not include communities that are currently held for sale or planned for disposition during the current year.  For 2013, Established Communities do not include communities acquired as part of the Archstone acquisition.

In 2014, the Company anticipates updating its Established Communities portfolio effective January 1, 2014 and April 1, 2014. See below for definition of “Established Communities Effective April 1, 2014”. The communities included in the Established Communities portfolio as of January 1, 2014 will include communities that were owned and had Stabilized Operations as of January 1, 2013, and therefore will exclude communities acquired as part of the Archstone acquisition.

Established Communities Effective April 1, 2014 will include communities that were owned and had Stabilized Operations as of April 1, 2013, and therefore will include communities acquired as part of the Archstone acquisition that had Stabilized Operations as of April 1, 2013, as well as certain other communities which the Company developed, redeveloped or acquired that had Stabilized Operations as of April 1, 2013.

Economic Occupancy (“Ec Occ”) is defined as total possible revenue less vacancy loss as a percentage of total possible revenue. Total possible revenue is determined by valuing occupied units at contract rates and vacant units at market rents. Vacancy loss is determined by valuing vacant units at current market rents.  By measuring vacant apartments at their market rents, Economic Occupancy takes into account the fact that apartment homes of different sizes and locations within a community have different economic impacts on a community’s gross revenue.

Copyright © 2014 AvalonBay Communities, Inc. All Rights Reserved